Exhibit 99.1

Intrepid Potash Engages Investment Bank Pursuant to Noteholder Agreement

DENVER; December 15, 2016 - Intrepid Potash, Inc. (NYSE:IPI) (“Intrepid”) today announced it has engaged Cantor Fitzgerald & Co. (“Cantor Fitzgerald”) to assist in assessing potential strategic alternatives available to Intrepid.

“Cantor Fitzgerald brings to the table significant mining and minerals experience and a global full-service investment banking suite that can assist us throughout the process of evaluating our alternatives and pursuing a thoughtful path forward,” said Bob Jornayvaz, Intrepid’s Executive Chairman, President and CEO. “We look forward to working with the experienced Cantor Fitzgerald team as we prudently evaluate the strategic alternatives available to us.”

Intrepid had previously agreed with its noteholders, pursuant to the terms of an Amended and Restated Note Purchase Agreement, dated October 31, 2016, to engage a nationally recognized investment bank to assess, evaluate and assist in pursuing potential strategic alternatives available to Intrepid, as determined to be appropriate by Intrepid. These potential strategic alternatives could include, but are not limited to, continuing its current operating plan, equity offerings or balance sheet restructurings, merger and acquisition opportunities, partnership or joint venture opportunities, entering into new or complementary businesses or a sale of Intrepid or some or all of Intrepid’s assets.

There can be no assurance that this evaluation will result in any transaction.  Intrepid has not set a timetable for the completion of the strategic review process and does not intend to discuss or disclose further developments related to its evaluation unless and until its Board of Directors has approved a specific action or otherwise determined that further disclosure is appropriate.

About Intrepid

Intrepid Potash (NYSE: IPI) is the only U.S. producer of muriate of potash and supplied approximately 9% of the country’s annual consumption in 2015.  Potash is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed.  Intrepid also produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle.

Intrepid serves diverse customers in markets where a logistical advantage exists; and is a leader in the utilization of solar evaporation production, one of the lowest cost, environmentally friendly production methods for potash.  After the idling of its West mine in July 2016, Intrepid’s production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab.  Investors and other interested parties are encouraged to enroll on the Intrepid website, www.intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events.  The forward-looking statements in this document relate to our engagement of an investment bank to assist in assessing potential strategic alternatives.  These statements are based on assumptions that the Company believes are reasonable.  Forward-looking statements by their nature address matters that are uncertain.  The particular uncertainties that could cause Intrepid’s actual results to be materially different from its forward-looking statements include the following:

•                  the Company’s evaluation and assessment of potential strategic alternatives and any possible outcomes of that assessment;

•                  the Company’s ability to consummate any strategic transaction on favorable terms or at all;

•                  the Company’s ability to comply with the revised terms of its senior notes and its revolving credit facility, including the covenants in each agreement, to avoid a default under those agreements;

•                  the Company’s ability to successfully execute on its plans to transition the Company’s sales model after the idling of the West facility and the transitioning of the East facility to Trio®-only production;

•                  adverse impacts to the Company’s business as a result of its independent auditor having expressed substantial doubt as to the Company’s ability to continue as a going concern due to the existence of a material uncertainty;

•                  changes in the price, demand, or supply of potash or Trio®/langbeinite;

•                  the costs of, and the Company’s ability to successfully construct, commission, and execute, any of its strategic projects;

•                  declines or changes in agricultural production or fertilizer application rates;

•                  further write-downs of the carrying value of the Company’s assets, including inventories;

•                  circumstances that disrupt or limit the Company’s production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•                  changes in the Company’s reserve estimates;

•                  currency fluctuations;

•                  adverse changes in economic conditions or credit markets;

•                  the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;

•                  adverse weather events, including events affecting precipitation and evaporation rates at the Company’s solar solution mines;

•                  increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;

•                  changes in the prices of raw materials, including chemicals, natural gas, and power;

•                  the Company’s ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•                  declines in the use of potash products by oil and gas companies in their drilling operations;

•                  interruptions in rail or truck transportation services, or fluctuations in the costs of these services;

•                  the Company’s inability to fund necessary capital investments; and

•                  the other risks, uncertainties, and assumptions described in the Company’s periodic filings with the Securities and Exchange Commission, including in “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

In addition, new risks emerge from time to time.  It is not possible for the Company’s management to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements the Company may make.

All information in this document speaks as of the date of this release.  New information or events after that date may cause our forward-looking statements in this document to change.  We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:

Brian Frantz, Senior Vice President and Chief Accounting Officer

Phone:  303-996-3023

Email: brian.frantz@intrepidpotash.com